Exhibit 10(c)
EXECUTION COPY

July 23, 2020
Ms. Christina Spade
c/o ViacomCBS Inc.
1515 Broadway
New York, NY 10036

Dear Ms. Spade:

Reference is made to the employment agreement between you (the “Executive”) and CBS Corporation, now known as ViacomCBS Inc. (“CBS”), dated August 13, 2019 (your “Employment Agreement”). All defined terms used without being defined herein shall have the meanings ascribed to them in the Employment Agreement. This letter amends your Employment Agreement as follows, in exchange for your signature on the attached release:

1.Paragraph 7(b)(i) is deleted in its entirety and replaced with the following: “Your employment with CBS is terminated without cause effective at the end of the day on December 1, 2020; provided however that if your employment ends before December 1, 2020 due to your death or Disability, then the termination shall be deemed a termination pursuant to Paragraph 7(b) as of the day of your death or Disability; and provided further that any such deemed termination shall not adversely affect any insurance coverage provided under paragraphs 7(e) or (f). Such termination has been approved by the Required Vote.”

2.Paragraph 7(b)(ii) shall be amended by adding the following sentence to the end: “For the avoidance of doubt, the payments and benefits contemplated by this paragraph 7(b)(ii) shall be based on your compensation and benefits in effect immediately prior to signing the letter amendment dated July 23, 2020.”

3.Paragraph 2 is amended to add the following sentence to the end of the paragraph: “Effective August 10, 2020, you will move into a role as financial advisor to the Company to aid in the transition to a new Chief Financial Officer. You will perform duties and responsibilities reasonably consistent with this role as assigned to you by the President and Chief Executive Officer. For the avoidance of doubt, effective August 10, 2020, you will no longer be the Company’s Chief Financial Officer.”

4.Paragraph 3(a) is amended to add the following sentence to the end of the paragraph: “Notwithstanding the foregoing, effective August 10, 2020, your annual base salary will be reduced to Seven Hundred Thousand Dollars ($700,000), less applicable deductions and withholding taxes, in accordance with the Company’s payroll practices as may exist from time to time.”

5.Paragraph 3(b)(ii) is amended to add the following sentence to the end of the paragraph: “Notwithstanding the foregoing, or anything else contained herein, your 2020 Target Bonus shall be determined as follows: For the period from January 1, 2020 through August 9, 2020, your Target Bonus shall be based on your annual base salary for that time period of One Million Four Hundred Thousand Dollars ($1,400,000) and, for the period from August 10, 2020 through December 1, 2020, your Target Bonus shall be based on your annual base salary for that time period of Seven Hundred Thousand Dollars ($700,000). For payments under Paragraph 7(b)(ii) and the CBS Retention Plan with respect to the period after December 1, 2020, your STIP shall be based on an annual salary of One Million Four Hundred Thousand Dollars ($1,400,000).”

6.Paragraph 3(c)(i) is amended to add the following sentence to the end of the paragraph: “Your 2021 LTIP grant shall be made on or before December 1, 2020. If your employment ends before December 1, 2020 due to death or Disability, then the 2021 LTIP grant shall be deemed to have been made the day before such termination.”

Except as otherwise provided herein, the Employment Agreement shall continue in full force and effect in accordance with its terms.

This letter also confirms our understanding, notwithstanding anything in the Employment Agreement, that the Company shall promptly, upon submission of an appropriately detailed invoice, pay your legal fees reasonably incurred in connection with this letter agreement and release, up to a total of Twenty Thousand Dollars ($20,000).

If the foregoing correctly sets forth our understanding, please sign, date, and return this letter and the attached release to the undersigned for execution on behalf of ViacomCBS.

Very truly yours,

VIACOMCBS INC.

By:	/s/ Nancy Phillips
	Name:	Nancy Phillips
	Title:	Executive Vice President,
Chief People Officer

ACCEPTED AND AGREED:

/s/ Christina Spade
Christina Spade

Dated:	Jul 23, 2020

ATTACHMENT A

GENERAL RELEASE

WHEREAS, Christina Spade (hereinafter referred to as the “Executive”) and ViacomCBS Inc. (hereinafter referred to as “Employer”) are parties to an Employment Agreement, dated as of August 13, 2019, and amended as of July 23, 2020 (the “Employment Agreement”), which provided for Executive’s employment with Employer on the terms and conditions specified therein; and

WHEREAS, the parties have agreed that Executive will transition out of her role as Chief Financial Officer effective August 9, 2020 and will thereafter serve as a financial advisor to the Company to aid in the transition to a new Chief Financial Officer from August 10, 2020 through December 1, 2020; and

NOW, THEREFORE, in consideration of the premises and mutual promises herein contained and for other good and valuable consideration received or to be received by Executive in accordance with the terms of the Employment Agreement, it is agreed as follows:

1.     Excluding enforcement of the covenants, promises and/or rights reserved herein (including but not limited to those contained in paragraph 4), (a) Executive hereby irrevocably and unconditionally waives, releases, settles (gives up), acquits and forever discharges Employer and each of Employer’s owners, stockholders, predecessors, successors, assigns, directors, officers, employees, divisions, subsidiaries, affiliates (and directors, officers and employees of such companies, divisions, subsidiaries and affiliates) and all persons acting by, through, under or in concert with any of them (collectively, the “Releasees”), or any of them, from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses (including attorneys’ fees and costs actually incurred) of any nature whatsoever, known or unknown, suspected or unsuspected, including, but not limited to, any claims for salary, salary increases, alleged promotions, expanded job responsibilities, constructive discharge, misrepresentation, bonuses, equity awards of any kind, severance payments, unvested retirement benefits, vacation entitlements, benefits, moving expenses, business expenses, attorneys’ fees, any claims which she may have under any contract or policy (whether such contract or policy is written or oral, express or implied), rights arising out of alleged violations of any covenant of good faith and fair dealing (express or implied), any tort, any legal restrictions on Employer’s right to terminate employees, and any claims which she may have based upon any Federal, state or other governmental statute, regulation or ordinance, including, without limitation, Title VII of the Civil Rights Act of 1964, as amended, the Federal Age Discrimination In Employment Act of 1967, as amended (“ADEA”), the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), the American with Disabilities Act, as amended (“ADA”), the Civil Rights Act of 1991, as amended, the Rehabilitation Act of 1973, as amended, the Older Workers Benefit Protection Act, as amended (“OWBPA”), the Worker Adjustment Retraining and Notification Act, as amended (“WARN”), the Fair Labor Standards Act, as amended (“FLSA”), the Occupational Safety and Health Act of 1970 (“OSHA”), the Family and Medical Leave Act of 1993, as amended (“FMLA”), the New York State Human Rights Law, as amended, the New York Labor Act, as amended, the New York Equal Pay Law, as amended, the New York Civil Rights Law, as amended, the New York Rights of Persons With Disabilities Law, as amended, and the New York Equal Rights Law, as amended,

ATTACHMENT A

the Sarbanes-Oxley Act of 2002, as amended (“SOX”), and Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), that Executive now has, or has ever had, or ever shall have, against each or any of the Releasees, by reason of any and all acts, omissions, events, circumstances or facts existing or occurring up through the date of Executive’s execution hereof that directly or indirectly arise out of, relate to, or are connected with, Executive’s services to, or employment by Employer (any of the foregoing being a “Claim” or, collectively, the “Claims”); provided, that the foregoing shall not preclude Executive from exercising any legally protected whistleblower rights (including under Rule 21F under the Exchange Act) or rights concerning the defense of trade secrets; and (b) Executive will not now, or in the future, accept any recovery (including monetary damages or any form of personal relief) in any forum, nor will she pursue or institute any Claim against any of the Releasees.

2.    Employer hereby irrevocably and unconditionally waives, releases, settles (gives up), acquits and forever discharges the Executive and each of her respective heirs, executors, administrators, representatives, agents, successors and assigns (“Executive Parties”), or any of them, from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses (including attorneys’ fees and costs actually incurred) of any nature whatsoever, known or unknown, suspected or unsuspected, that Employer and each of its affiliates now has, or has ever had, or ever shall have, against Executive Parties, by reason of any and all acts, omissions, events, circumstances or facts existing or occurring through the date of Employer execution of this release that directly or indirectly arise out of, relate to, or are connected with, the Executive’s services to, or employment by Employer or any of its affiliates; provided, however, that this General Release shall not apply to any of the continuing obligations of Executive under the Employment Agreement, or under any agreements, plans, contracts, documents or programs described or referenced in the Employment Agreement; and provided, further, that this General Release shall not apply to any rights Employer may have to obtain contribution or indemnity against Executive pursuant to contract or otherwise.

3.    In addition, if applicable Executive expressly waives and relinquishes all rights and benefits afforded by California Civil Code Section 1542 and does so understanding and acknowledging the significance of such specific waiver of Section 1542. Section 1542 states as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

Thus, notwithstanding the provisions of Section 1542, and for the purpose of implementing a full and complete release and discharge of the Releasees, Executive expressly acknowledges that this Agreement is intended to include in its effect, without limitation, all Claims that Executive does not know or suspect to exist in Executive’s favor at the time of execution hereof, and that this Agreement contemplates the extinguishment of any such Claim or Claims.

ATTACHMENT A

4.     Notwithstanding the foregoing, neither the Employer nor the Executive has waived and/or relinquished any rights she may have to file any Claim that cannot be waived and/or relinquished pursuant to applicable laws, including, in the case of Executive, the right to file a charge or participate in any investigation with the Equal Employment Opportunity Commission or any other governmental or administrative agency that is responsible for enforcing a law on behalf of the government. Executive also acknowledges and understands that because Executive is waiving and releasing all claims for monetary damages and any other form of personal relief per paragraph 1, Executive may only seek and receive non-personal forms of relief through any such claim. Moreover, this General Release shall not apply to (a) any of the continuing obligations of Employer or any other Releasee under the Employment Agreement, or under any agreements, plans, contracts, documents or programs described or referenced in the Employment Agreement or any other written agreement entered into between Executive and Employer, (b) any rights Executive may have to obtain contribution or indemnity against Employer or any other Releasee pursuant to contract, Employer’s certificate of incorporation and by-laws, Agreement and Plan of Merger dated as of August 13, 2019, by and between CBS Corporation and Viacom Inc., or otherwise, (c) any rights Executive may have to enforce the terms of this General Release or the Employment Agreement, (d) any claims for accrued, vested benefits under any employee benefit or pension plan of Employer or its affiliates subject to the terms and conditions of such plan or pursuant to applicable law, (e) any rights of Executive in connection with her interest as a stockholder or optionholder of Employer whether under agreements between Executive and Employer or any of its affiliates or otherwise, and (f) any rights of Executive under that certain CBS Corporation Senior Executive Retention Plan.

5.    Executive understands that she has been given a period of twenty-one (21) days to review and consider this General Release before signing it pursuant to the ADEA. Executive further understands that she may use as much of this 21–day period as Executive wishes prior to signing.

6.     Executive acknowledges and represents that she understands that she may revoke the General Release set forth in paragraph 1, including, the waiver of her rights under the Age Discrimination in Employment Act of 1967, as amended, effectuated in this General Release, within seven (7) days of signing this General Release. Revocation can be made by delivering a written notice of revocation to the General Counsel, ViacomCBS Inc., 1515 Broadway, New York, New York 10036. For this revocation to be effective, written notice must be received by the General Counsel no later than the close of business on the seventh day after Executive signs this General Release. If Executive revokes the General Release set forth in paragraphs 1 and 3, Employer shall have no obligations to Executive under paragraphs 7(b)(ii), 7(d)(ii) or 7(g)(ii) of the Employment Agreement, except to the extent specifically provided for therein.

7.     Executive and Employer respectively represent and acknowledge that in executing this General Release neither of them is relying upon, and has not relied upon, any representation or statement not set forth herein made by any of the agents, representatives or attorneys of the Releasees with regard to the subject matter, basis or effect of this General Release or otherwise.

8.     This General Release shall not in any way be construed as an admission by any of the Releasees that any Releasee has acted wrongfully or that Executive has any rights whatsoever

ATTACHMENT A

against any of the Releasees except as specifically set forth herein, and each of the Releasees specifically disclaims any liability to any party for any wrongful acts.

9.     It is the desire and intent of the parties hereto that the provisions of this General Release be enforced to the fullest extent permissible under law. Should there be any conflict between any provision hereof and any present or future law, such law shall prevail, but the provisions affected thereby shall be curtailed and limited only to the extent necessary to bring them within the requirements of law, and the remaining provisions of this General Release shall remain in full force and effect and be fully valid and enforceable.

10.     Executive represents and agrees (a) that Executive has, to the extent she desires, discussed all aspects of this General Release with her attorney, (b) that Executive has carefully read and fully understands all of the provisions of this General Release, and (c) that Executive is voluntarily executing this General Release.

11.    This General Release shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to the conflicts of laws principles thereof or to those of any other jurisdiction which, in either case, could cause the application of the laws of any jurisdiction other than the State of New York. This General Release is binding on the successors and assigns of the parties hereto; fully supersedes any and all prior agreements or understandings between the parties hereto pertaining to the subject matter hereof; and may not be changed except by explicit written agreement to that effect subscribed by the parties hereto.

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ATTACHMENT A

PLEASE READ CAREFULLY. THIS GENERAL RELEASE INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

This General Release is executed by the Executive and Employer as of the 23rd day of July, 2020.

/s/ Christina Spade
Christina Spade

VIACOMCBS INC.

/s/ Nancy Phillips
Nancy Phillips
Executive Vice President,
Chief People Officer